Exhibit 10

SEALED AIR CORPORATION

Board of Directors Meeting

December 16, 2004

Resolution Relating to 2005 Annual Retainer

for Non-Employee Directors of Sealed Air Corporation

RESOLVED THAT the amount of the Annual Retainer (as defined in the Sealed Air Corporation 2002 Stock Plan for Non-Employee Directors) to be paid to Non-Employee Directors of the Corporation who are elected at the 2005 Annual Meeting of Stockholders shall be and is $60,000.